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                                                                    Exhibit 11-1

                  K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES


                   COMPUTATION OF (LOSS) EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                  (dollars in thousands except share data)



                                                                                   Fiscal Year Ended
                                                        --------------------------------------------------------------------
                                                           December 30,             December 31,                 January 1,
                                                               1995                     1994                        1994
                                                        ----------------          ----------------             -------------
 Common shares issued at the end of the period                 4,175,585                 4,150,887                 4,119,228

 Effect of weighting shares issued during the period             (16,585)                  (23,887)                  (15,228)
                                                        ----------------          ----------------             -------------
 Weighted average common shares outstanding                    4,159,000                 4,127,000                 4,104,000

 Effect of including weighted average of treasury
     shares                                                   (1,063,000)               (1,063,000)               (1,063,000)

 Effect of including average number of options
     outstanding after applying treasury stock method
     (includes only those options having a dilutive
     effect)                                                       --                       15,000                    34,000
                                                        ----------------          ----------------             -------------

 Common and common stock equivalent shares used in
     computing earnings per share                              3,096,000                 3,079,000                 3,075,000
                                                        ================          ================             =============

 Loss before cumulative effect of accounting changes
                                                        $         (9,294)         $         (6,826)            $      (1,919)
 Cumulative effect of accounting changes                           --                        --                          854
                                                        ----------------          ----------------             -------------

 Net loss                                               $         (9,294)         $         (6,826)            $      (1,065)
                                                        ================          ================             =============
 Loss per share before cumulative effect of
      accounting changes                                $          (3.00)         $          (2.22)            $       (0.62)

 Cumulative effect of accounting changes                           --                        --                         0.27
                                                        ----------------          ----------------             -------------

 Loss per share                                         $          (3.00)         $         (2.22)             $       (0.35)
                                                        ================          ===============              =============